Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, hereinafter the “Agreement” is entered into between:

AMERICAN RESTAURANT CONCEPTS, INC., a Florida Corporation, whose current mailing address, registered office and principal place of business is located at 12763 Clear Springs Drive, Jacksonville, Florida  32225, represented herein by American Restaurant Concepts, Inc.’s Board Member, Fred Alexander;

(hereinafter “American”); and,

Richard W. Akam, a resident of and domiciled in St. Johns County, Florida, whose current mailing address is 264 Kingston Drive, St. Augustine, Florida 32084;

(hereinafter “Akam”);

who did declare that:

WHEREAS, American  is a Franchisor operating approximately SIXTEEN (16) restaurants under the name “Dick’s Wings”, in various locations in the United States of America and Canada, but primarily in the State of Florida; and,

WHEREAS, American desires to employ Akam as Chief Operating Officer;

WHEREAS, Akam desires to be employed by American as Chief Operating Officer;

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NOW THEREFORE, American  and Akam  enter into the Agreement subject to the following terms, covenants, conditions and agreements:

1)            EMPLOYMENT DUTIES AND OBLIGATIONS:

Akam shall serve as Chief Operating Officer with such duties that are customarily associated with such executive positions and such other specific duties as assigned by American’s Board of Directors.  Akam shall report to American’s Board of Directors.  Akam understands and acknowledges that due to the nature of the executive management position, Akam shall be required to provide services as required during normal operational hours.  Akam further understands and acknowledges that as part of Akam’s duties Akam will be required to interact with other staff members and support staff of American  and will strive to achieve a functional working environment and assist and cooperate with other staff members and support staff to provide required, outstanding, fast food services Akam shall devote substantially all of his business time, attention and energy to the performance of Akam’s duties, subject to the above, and shall not engage in any other fast food business activity without the express written consent of American.

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2)            TERM:

A)           Initial Term:

The initial term of the Agreement is one (1) year commencing on January 22___, 2013 and ending at midnight on January _21__, 2014, thereafter continuing under the same covenants, conditions and agreements and as may be amended by mutual agreement and as set-forth herein, unless cancelled for cause as set forth below or upon_(_60_)_days notice by either American or Akam, in which event the agreement will terminate (30)_days after receipt by American or Akam of cancellation, provided that if Akam is terminated without cause by American Akam shall be entitled to receive from American:

A.	If during the first (1st) year severance pay in an amount equal to Akam’s first year salary;
B.	If during the second (2nd) year severance pay in an amount equal to nine (9) months of Akam’s then current salary;
C.	If during the third (3rd) year severance pay in an amount equal to six (6) months of Akam’s then current salary; and,
D.	If during any year thereafter severance pay in an amount equal to three (3) months of Akam’s then current salary.

Should Akam be terminated for cause or Akam resign, Akam shall not be entitled to receive any severance pay.

B)           Termination for Cause:

American may at American’s option terminate Akam’s employment at any time for cause, as described below, by notifying Akam.  For purposes of the Agreement cause shall include, but is not limited to:

1)	Embezzlement, theft, larceny, material fraud or other acts of dishonesty by Akam.
2)	Intentional disregard of Akam’s duties under the Agreement or any other material violation by Akam of the Agreement.

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3)
Conviction of or entrance of a plea of guilty or no contest to a felony or other crime which has or may have a material adverse effect on Akam’s ability to carry out Akam’s duties under the Agreement or upon American’s reputation.

4)	Conduct involving moral turpitude.
5)	Gross insubordination or repeated insubordination after written warning by American.
6)	Unauthorized disclosure by Akam of American confidences.
7)	Material and continuing failure by Akam to perform Akam’s duties as described above in a quality and professional manner for a period of at least thirty (30) days after written warning by American.
8)
If an injunction or any other court order or judgment is rendered against Akam by a court of competent jurisdiction or arbitrator upholding the provisions of the “Confidentiality, Noncompetition, Nonsolicitation/Nonacceptance Agreement” signed by Akam on September 10, 2012 or American is made party to any proceeding in connection with the “Confidentiality, Noncompetition, Nonsolicitation/Nonacceptance Agreement” signed by Akam on September 10, 2012.  Nonsolicitation/Nonacceptance Agreement” signed by Akam on September 10, 2012.

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Upon termination for cause American’s sole and exclusive obligation will be to pay Richard W. Akam’s employment compensation earned through the date of termination and Akam shall not be entitled to any employment compensation after the date of termination.

C)           Termination for Disability:

American may terminate Akam’s employment upon Akam’s total disability.  Akam shall be deemed to be totally disabled if Akam is unable to perform Akam’s duties under the Agreement by reason of mental illness or physical illness or accident for twenty-six (26) consecutive weeks.  Upon termination by reason of Akam’s disability, American’s sole and exclusive obligation will be to pay Richard W. Akam’s employment compensation earned through the date of termination.

3)            COMPENSATION:

A)           Base Salary and Compensation:

Akam’s base monthly salary for the Initial Term shall be ONE HUNDRED FIFTY THOUSAND AND NO/100 ($150,000.00) DOLLARS  payable as follows:

1)	For the first (1st) six (6) pay periods – FOUR THOUSAND AND NO/100 ($4,000.00) DOLLARS paid on a bi-weekly basis ; and,
2)
For the next twenty (20) pay periods, unless ameneded by mutual agreement – SIX THOUSAND THREE AND NO/100 ($6,300.00) DOLLARS paid on a bi-weekly basis.  Thereafter yearly salary shall be paid in equal installments based upon the bi-weekly pay period schedule.

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B)           Automobile:

American in addition to Akam’s base compensation shall pay to Akam a car allowance of ONE THOUSAND AND NO/100 ($1,000.00) DOLLARS per month.

C)           Expenses:

American  shall pay all reasonable business expenses incurred by Akam  in furtherance of Akam’s duties on behalf of American, all of which must be supported by written backup documentation; however, mobile phone charges shall be limited to ONE HUNDRED AND NO/100 ($100.00) DOLLARS per month regardless of the amount of Akam’s mobile phone charges.

D)           Vacation:

Akam shall be entitled to annual paid vacation as per American’s operating policy, but under no circumstances less than two (2) weeks annually.  Akam’s vacation time must be scheduled with American at least thirty (30) days prior to the date of any vacation.

E)           Health Insurance Benefits:

American will provide Akam and Akam’s family full health insurance benefits as per American’s operating policy, with the cost of Akam’s full health insurance benefits shared equally between American and Akam.

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F)           Erisa Benefits:

American will provide Akam any Erisa benefits provided any other employee in accordance with American’s operating policy.

G)           Sick Leave:

American shall provide Akam sick leave in accordance with American’s operating policy.

H)           Personal Days:

Akam shall be entitled to personal leave in accordance with American’s operating policy, but under no circumstances less than five (5) days per year.  Although Akam may use Akam’s personal days at any time for any reason, Akam will make a good faith effort to only use Akam’s personal days so as to not adversely affect the ongoing operations of American.

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I)	Stock Grant:

For the first year, provided that Akam has been continuously employed by American from the commencement date of this agreement until six (6) months after the commencement date of this agreement, American shall issue to Akam shares of common stock of American valued at FIFTY THOUSAND AND NO/100 ($50,000.00) DOLLARS. Such shares shall be valued based on the last sales price of shares of common stock of American as reported on the OTC Bulletin Board on the date that is six (6) months after the commencement of the agreement and shall be issued on such date. Each year thereafter, provided that Akam has remained continuously employed by American from the commencement date of this agreement until January 1 of such year, American shall issue to Akam shares of common stock of American valued at FIFTY THOUSAND AND NO/100 (50,000.00) DOLLARS. The shares shall be earned on January 1st of each year, issued on or before the end of the first quarter of such fiscal year, and shall be valued based on the average of the last sales prices of shares of common stock of American as reported on the OTC Bulletin Board for the month of January of such year.

J)	American and Akam shall within three (3) months after the commencement of the agreement and concluding within three (3) months thereafter enter into good faith discussions to:
A)	Establish minimum performance thresholds/goals for:
1)
Akam’s yearly salary after the first (1st) year with the understanding and agreement that, at a minimum, Akam’s yearly salary shall increase 10% over the most recent prior year on a year-to-year basis unless otherwise mutually agreed.

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2)
Akam’s earned bonus for his first (1st) year performance which amount shall be between 10 and 25 percent of his base salary. Thereafter bonus criteria shall be identified and agreed upon by the end of the 1st quarter of each fiscal year while maintaining the bonus sums identified herein but adjusted to Akam’s then current salary.     .

3)	Akam’s American stock options or direct transfer of American stock after the first (1st) year.

4)            COVENANT NOT TO COMPETE:

In consideration of the terms, covenants, conditions and agreements of the Agreement, during the term of the Agreement and for a period of one two (1) year after the termination of the Agreement, Akam  will not directly or indirectly:

A)
Compete or attempt to Compete with the Restrictive Business (as defined below) within a five (5) mile radius of any restaurant location franchised or operated by American as of the date of any purported breach of this provision.

B)
Induce or attempt to persuade any employee, agent, manager or director of American, who is employed or engaged by American  as of the date of any purported breach of this provision with respect to a purported breach occurring during the term of the Agreement and otherwise as of the termination of the Agreement, to terminate such employment or other relationship in order to enter into any relationship with Akam, any business organization in which Akam  is a participant in any capacity whatsoever, or any other business or organization in competition with American’s business.

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C)
Use or disclose the Confidential Information (as defined below); provided, however, that Akam may use or disclose the Confidential Information (i) in connection with a dispute between American  and Akam, or (ii) pursuant to a civil investigative order or subpoena or when otherwise required by judicial or administrative process, provided that if any disclosure of the Confidential Information is required of Akam pursuant to a civil investigative order or a subpoena or by judicial or administrative process, then Akam shall provide American  with prompt notice so that American  may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of the Agreement.

For purposes of the Agreement, the following terms shall have the meanings below:

A)
“Restrictive Business” shall mean the operation of a restaurant in any capacity whatsoever, whether individually or in an entity of whatever nature or kind; whose main menu item, focus and prominent product are chicken wings of whatever nature.

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B)
“Confidential Information” means any data and information that is owned by or developed or prepared by, or on behalf of American, whether embodied in writing or other physical form or communicated or disclosed in any other manner, and that is used by American  in connection with American’s business that (i) has value to American due to or as a result of the fact that it is not generally known by American’s competitors; and (ii) which is treated by American  as confidential and is subject to reasonable efforts by American  to maintain such secrecy and confidentiality.  Assuming these criteria are met, Confidential Information may include, without limitation, information relating to the financial affairs, trade secrets, products, employees, processes, recipes, business and marketing plans, methods, techniques and other proprietary information relating to the business of American.  Notwithstanding the foregoing, Confidential Information shall not include any data or information (i) that has voluntarily been disclosed to the public by American or has become generally known to the public (except where public disclosure has been made after the date hereof by or through Akam or by a third person or entity at the direction of Akam in violation of the Agreement); or (ii) that otherwise enters the public domain through lawful means.

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5)            INJUNCTION WITHOUT BOND:

Akam acknowledges that the rights of American created under Section 4 of the Agreement are in part related to intellectual property and in particular the “Covenant Not to Compete” set forth above, and accordingly have proprietary value to American, which proprietary value cannot be readily determined.  As such, should Akam violate any provision of Section 4 of the Agreement, or take any action in derogation of such provisions, including any action whether intentional or unintentional with a third party or that may affect the business of American, American may, without bond, bond being specifically waived by Akam, enjoin same upon the verified petition of American.

6)            SURVIVAL:

Section 4 shall survive the termination of the Agreement for the period stated therein.

7)            IRREVOCABILITY:

The Agreement is irrevocable and is binding upon American and Akam and their respective heirs, legatees, successors or assigns.

8)            CONFIDENTIALITY:

American  and Akam will keep the terms of the Agreement confidential, except as otherwise required by law or in connection with any legal proceeding, provided that American  and Akam may disclose relevant portions to their respective attorneys and accountants.

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9)            GOVERNING LAW:

The Agreement shall be governed and interrupted by the laws of the State of Florida.  Any dispute concerning the Agreement shall be litigated in Duval County, Florida, State Court, without a jury, American and Akam waiving any right to a jury trial.  American and Akam  agree that Duval County, Florida, State Court is a proper forum and venue and further consent to Duval County, Florida, State Court and waive any objection to the venue or jurisdiction of the Duval County, Florida, State Court to hear such dispute.

10)           FREELY NEGOTIATED:

American and Akam acknowledge that the terms of the Agreement have been negotiated freely and entered into freely and there are no other agreements or promises made outside the Agreement to induce American  or Akam to enter into the Agreement.  American  and Akam further acknowledge that each have had an opportunity to have the Agreement reviewed by independent counsel and whether or not either has retained and consulted with independent counsel, the opportunity to do so was available and if not exercised, the failure to exercise said opportunity shall not be considered against the other.  Accordingly, no adverse presumption shall be made regarding the drafting of the Agreement in favor of American or Akam.

11)           AMENDMENTS:

The Agreement may be amended only by a written instrument duly executed by American and Akam.

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12)           WAIVER OF BREACH:

No failure on the part of American or Akam to exercise and no delay in exercising, any right, power or remedy under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy in the Agreement preclude the further exercise thereof or the exercise of any other right, power or remedy.  Each and all of the several rights and remedies of American and Akam contained in or arising by reason of the Agreement shall be construed as cumulative unless otherwise explicitly provided and no one of them is exclusive of any other or of any right or priority allowed by law or equity.

13)           NOTICES:

Any notice required or permitted to be given under or relating to the Agreement shall be in writing by Certified Mail return receipt requested or by overnight carrier as follows:

A)	American at the address shown above; and
B)	Akam at the address shown above.
American or Akam may at any time change their address for notification purposes by following the procedure above.  Notices shall be deemed effective upon receipt or refusal of receipt by American or Akam, as applicable.

14)           SEVERABILITY:

In the event that any provision of the Agreement or the application thereof to any person in any circumstance is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such holding shall not affect any other provision of the Agreement or the application thereof in any other circumstance.

15)           EFFECTIVE DATE:

The Agreement shall become effective upon the last date signed by American or Akam as set forth below.

16)           COUNTER PARTS:

The Agreement may be executed in counter parts, each of which shall be deemed an original but all of which shall constitute one (1) original for purposes of the Agreement.

17)           FACSIMILE SIGNATURES:

Facsimile signatures shall be considered original signatures for purposes of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement in multiple originals as of the dates set forth below.

AMERICAN:

AMERICAN RESTAURANT CONCEPTS, INC.

/s/ Fred Alexander
BY: FRED ALEXANDER,
DATE:	1/22/2013

AKAM:

/s/ Richard W. Akam
RICHARD W. AKAM
DATE:	1/22/2013

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